NEWS

Investment Joint Venture Aims to Bring More Choices to CU Market

By MICHELLE A. SAMAAD
      A new joint venture between MEMBERS Capital Advisors and another Wisconsin-based investment firm is poised to not only offer more funds but also free up more time for asset managers to manage CUNA Mutual Group’s general fund.
      Madison Investment Advisors Inc. and MCA have partnered to form Madison Asset Management LLC with a focus on developing competitive retirement-focused products and services, including its pension and 401(k) products, annuities, life and long-term care products.
      MEMBERS Capital’s mutual funds and the managed account programs will continue to be offered through CUNA Brokerage Services as well as through other approved broker-dealers, according to the company. The Ultra Series fund will continue to serve as one of the investment options that support the MEMBERS variable insurance products, including variable annuities, and within the marketed CUNA Mutual 401(k) plans.
      “With our asset management staff, they will be able to manage more of the general fund, the assets of CUNA Mutual as well as retirement products for what we term as ‘middle America,’” said Jim Buchheim, vice president of corporate communications at CUNA Mutual. According to its 2008 annual report, CUNA Mutual had $1.3 billion invested in cash, Treasuries and agency securities representing 18% of its general’ account portfolio as of Dec. 31, 2008.
      Buchheim did not disclose the cost to launch Madison Asset Management. However, CUNA Mutual will reduce its expenses as a result of the new entity, he added. Twenty-three of the company’s staffers will move over to the firm, which is also based in Madison, Wis.

      “In many respects, there should be very little change for credit unions,” Buchheim said. “The joint venture will help offer even more funds that we think are of high quality and focus on the credit union space.”
      Launched in 1974, MIA and its subsidiaries manage an aggregate of approximately $7.5 billion of actively managed mutual funds, fixed-income portfolios, risk-sensitive equity accounts and personalized balanced portfolios. The firm has roughly 75 full-time employees, including 42 investment professionals, in offices in Madison, Scottsdale, Ariz., and Chicago. MIA and its subsidiaries specialize in separate account management for high-net worth and institutional investors, provide asset management for insurance companies and manage the Madison Mosaic Family of Mutual Funds.
      The new joint venture adds approximately $5 billion in assets under management to MIA. With more than $12 billion in assets under management, MCA is CUNA Mutual’s registered investment adviser affiliate.
      Discussions to launch MAM began around November 2008, said Frank Burgess, president of Madison Investment Advisors. The two companies spent several months talking about strategies and investment and due diligence processes. Burgess recalled there being an understanding that MCA would focus more on credit union products and not day-to-day operations.
      “Consider the times,” Burgess said about last fall. “The market was imploding. Every financial institution was deeply worried about things including us and [CUNA Mutual]. That’s when we started to talk.”

      Ironically, even though CUNA Mutual and MIA’s offices were in the same Wisconsin city less than half a mile from each other, neither had intimate knowledge of their respective operations, Burgess said, adding there was never an exchange between senior management. That has since changed. Buchheim would not say whether CUNA Mutual sought out potential relationships with other investment advisory firms. He did say linking up with a local business “was a key element.”
      “It’s a win for our staff,” Buchheim said. “If we partner with some company in Phoenix, Arizona, the opportunity to combine staff is probably not there. We have a knowledge of them and they have a knowledge of us. It’s a clear alignment.”
      In the past, MIA managed investment portfolios at a few credit unions, Burgess said. Beyond that, the current head of the firm’s fixed-income department previously worked at CUNA Mutual, he noted. The new synergy brings “a number of excellent portfolio managers” from both sides. Top management is also in the process of putting together an oversight board that will explore different strategies, Burgess said, adding “at the end of the day, they share in returns, as do we.”
      “We do retain a financial interest in the venture. We are very much involved in the financial success of the organization,” Buchheim said.
      MAM’s expected close date is June 30, Buchheim said. Over the next few months, letters and proxies will go out to shareholders and investors. Those MCA employees that will transition over are scheduled to start on July 1.

—msamaad@cutimes.com

Madison Investment Advisors buys CUNA Mutual Group’s MEMBERS Capital Advisors

By MARV BALOUSEK
608-252-6135
mbalousek@madison.com

Madison Investment Advisors has acquired components of CUNA Mutual Group’s MEMBERS Capital Advisors, which manages insurance products such as variable annuities within CUNA Mutual’s retirement plans.

The acquisition involves the transfer of 23 CUNA Mutual employees to the firm, where they will work for a subsidiary called Madison Asset Management.

MEMBERS Mutual Funds and Managed Account Program portfolios will continue to be sold through CUNA Brokerage Services, but $55.4 billion in assets will be managed by Madison Asset Management.

Larry Tabak, vice president of Madison Investment Advisors, said the Madison Asset Management staff will operate separately from the 75 employees of Madison Investment Advisors, who manage assets of about $7.5 billion. He declined to disclose the purchase price.

“It’s a big deal for us,” Tabak said.

The transfer involves funds that are not part of CUNA Mutual’s capital base, said Jim Buchheim, vice president of corporate communications. CUNA Mutual will continue to manage about $8 billion in assets.

Buchheim said the transfer, scheduled to take effect June 30, will have no impact on current accounts or shareholders and that the same people, working for a different company, will continue to manage the accounts.

“This joint venture really allows us to stay fully engaged in the success of these funds,” he said. “By moving those funds and those products, we’re able to focus our resources on the insurance company’s capabilities.”

CUNA Mutual, MIA announce joint investment venture

MADISON, Wis. (4/20/09)– CUNA Mutual Group’s MEMBERS Capital Advisors and Madison Investment Advisors, Inc., (MIA) announced a joint venture to form Madison Asset Management, LLC.

The venture aims to bring more investment products and resources to credit unions, Jim Buchheim, CUNA Mutual vice president of corporate communications, told News Now. MEMBERS Capital also will be able to put a stronger focus on its core insurance options for credit unions.

“While many investment firms have reduced staff, downsized or restructured as a result of the difficult markets over the last two years, MEMBERS Capital and MIA have decided to strengthen their capabilities, which will benefit both entities and our customers,” said Jim Metz, chief operating officer of the asset-management business line of CUNA Mutual.

The arrangement adds about $5 billion in assets under management for MIA. CUNA Mutual will focus on developing retirement products and services, including pension and 401(k) products, annuities, life and long-term care products.

MIA and its subsidiaries manage about $7.5 billion of actively managed mutual funds, fixed-income portfolios, risk-sensitive equity accounts and personalized balance portfolios. The company has about 75 full-time staff in Madison, Wis.; Scottsdale, Ariz.; and Chicago.

The expected closing date for the venture is June 30. Staff working for MEMBERS Capital and MIA will be offered positions by Madison Asset Management, CUNA Mutual said.

MEMBERS Mutual Funds and MEMBERS Managed Account Prorams will be offered through CUNA Brokerage Services and other broker-dealers, CUNA Mutual said.